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P&F INDUSTRIES REPORTS SECOND QUARTER RESULTS

        FARMINGDALE, N.Y., Aug. 12, 2003—P&F Industries, Inc. (Nasdaq NM: PFIN), today announced results from operations for the second quarter ended June 30, 2003.

SECOND QUARTER AND SIX MONTHS RESULTS

        Revenues for the second quarter of 2003 increased 16.5% to $21.7 million, compared to $18.7 million for the second quarter of 2002. Net income for the second quarter of 2003 was $1,012,896, or $0.28 per share on a diluted basis, compared to $959,499, or $0.27 per share on a diluted basis, for the second quarter of 2002.

        Revenues for the six months ended June 30, 2003 increased 15.3% to $41.2 million, compared to $35.8 million for the second quarter of 2002. Net income for the six months ended June 30, 2003 was $1,559,124, or $0.44 per share on a diluted basis. Income before cumulative effect of change in accounting principle for the six months ended June 30, 2002, which excluded a one-time after-tax charge to earnings of $3.2 million, was $1,513,161, or $0.42 per share on a diluted basis. This charge to earnings, recorded as of January 1, 2002, resulted from a change in accounting principle regarding goodwill associated with the 1998 acquisition of Green Manufacturing. After giving effect to the charge for the goodwill write-down, the net loss for the six months ended June 30, 2002 was $1.7 million, or $0.48 per share on a diluted basis.

        P&F Chairman of the Board, President and Chief Executive Officer Richard Horowitz commented, "Our overall revenue increase resulted primarily from sales increases at Florida Pneumatic and Countrywide Hardware. We continue to be pleased with Countrywide's performance, as it was a major contributor to net income during the second quarter of 2003. Likewise, heavy promotional sales at Florida Pneumatic positively affected revenue and net income."

        Florida Pneumatic's revenues for the second quarter of 2003 increased 12.8% to $10.9 million, compared to $9.7 million for the second quarter of 2002, due primarily to large promotions by two major customers and a large promotion at a new automotive after-market customer. Gross profit at Florida Pneumatic decreased from 41.5% to 37.2%, primarily the result of these lower-margin promotional sales and price concessions given to a major customer in the fourth quarter of 2002. In addition, the cost of imported Japanese product increased due to the Japanese yen being stronger in the second quarter of 2003 than in the second quarter of 2002. Partially offsetting these effects on gross profit were productivity improvements and cost reductions from suppliers.

        Mr. Horowitz stated, "We are satisfied with Florida Pneumatic's performance for the quarter, given the sluggish state of the economy. At the same time, we are pleased with our first promotion with the new automotive after-market account. In addition to results being bolstered by strong promotional activity, manufacturing productivity is at record levels, as we continue to expand our lean manufacturing initiative."

        Mr. Horowitz added, "We were deeply saddened by the passing of Florida Pneumatic's long-time President, Charles B. Swank, on July 12. Charlie had been President of Florida Pneumatic since 1988. Over his many years with the company, Charlie developed a large and experienced management team. It is from this talented group that we have promoted Barton C. Swank to President effective July 30, 2003. Bart has over 20 years of experience in the pneumatic tool industry and now leads an organization in which P&F has a great deal of confidence."

        At Countrywide Hardware, revenues for the second quarter of 2003 increased 49.0% to $5.7 million, compared to $3.8 million for the second quarter of 2002, due primarily to the inclusion of

Nationwide for the entire second quarter of 2003, as opposed to only two months in the second quarter of 2002, and to strong sales to the fencing market, partially offset by relatively weak sales in the traditional Franklin retail business. In Franklin's retail product line, many accounts in general, and one major account in particular, have slowed purchases, which contributed to a 22% decline in this portion of the hardware business. Gross profit at Countrywide increased from 32.6% to 36.8%, due primarily to the inclusion of Nationwide's higher-margin OEM business for the entire second quarter of 2003.

        Mr. Horowitz commented, "Overall, we continue to be very pleased with Countrywide. Unfortunately, the channels of distribution for Franklin's retail hardware line are much more competitive than those of our OEM business. In addition, the retail hardware line is being negatively affected by the residential housing market in the Northeast."

        Green Manufacturing's revenues for the second quarter of 2003 decreased 4.4% to $3.0 million, compared to $3.2 million for the second quarter of 2002, due primarily to depressed conditions in the access sector, which was partially offset by increased sales of hydraulic cylinders to the refuse market. Gross profit at Green increased from 9.0% to 10.0%, due primarily to reductions in labor and overhead.

        Commented Mr. Horowitz, "Although Green's revenues were down slightly overall, we are encouraged by a 12% increase in cylinder sales for the second quarter of 2003. In addition, we continued to increase operational efficiencies at Green, as we await improvement in heavy equipment market conditions."

        Embassy's revenues for the second quarter of 2003 increased 4.7% to $2.1 million, compared to $2.0 million for the second quarter of 2002, due primarily to increased radiant heating sales. Gross margins at Embassy increased from 29.9% to 32.4%, due primarily to a change in product mix and improved operating efficiencies.

        Mr. Horowitz commented, "We are excited about the introduction of our new Falcon commercial line of heating products and have recently entered into contractual relationships with 10 new manufacturers' representative organizations to begin promoting and selling this product line. We have also begun selling radiant tubing with increased flexibility, which will allow for easier installation. These initiatives should have a positive impact on sales."

2003 UPDATE

        Concerning anticipated performance, Mr. Horowitz stated, "For the third quarter of 2003, we expect overall results to improve due to sales increases at all of our subsidiaries, as well as to continued improvement in operating efficiencies. Revenues at Florida Pneumatic are expected to increase 10%-20%, due to heavy promotional sales at two major customers. Countrywide's revenues are expected to increase 5%-10%, as the expected continued growth in the OEM segment is tempered by flat sales in the retail area. Revenues at Green are expected to increase 10%-20%, due primarily to increased cylinder revenues, particularly our new log-splitter-cylinder product line. Revenues at Embassy are expected to increase 10%-20%, due to improved market conditions."

        Mr. Horowitz continued, "We expect gross profits for the third quarter to be between 28% and 29%. Selling, general and administrative expenses as a percentage of revenues are expected to decrease from their 22.2% level by one or two percentage points, due to an overall increase in sales and reduced overhead. Interest expense should decrease slightly, due to generally lower interest rates as compared to the third quarter of 2002. As a result, we anticipate overall profits to increase 25%-35% for the quarter."

OTHER INFORMATION

        P&F Industries has scheduled a conference call for today at 11:00 a.m. Eastern time to discuss its second quarter results. Investors and other interested parties can listen to the call by dialing 706-634-0167, or via a live webcast accessible at www.pfina.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F's Web site, and a telephone replay of the call will be available through Aug. 14, beginning at 2 p.m. Eastern time on Aug. 12, at 800-642-1687 or 706-645-9291, conference ID # 2156473.

        P&F Industries, Inc., through its four wholly-owned subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware Inc., Green Manufacturing Inc. and Embassy Industries Inc., manufactures and/or imports air-powered tools, hydraulic cylinders, baseboard and radiant heating products, and residential and commercial hardware. P&F's products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

        This is a "Safe-Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, are based upon the Company's historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing. These risks could cause the Company's actual results for the 2003 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc. Joseph A. Molino, Jr. Chief Financial Officer 631-694-1800 www.pfina.com	Lippert/Heilshorn & Associates, Inc. John Nesbett Investor Relations 212-838-3777

- Tables to Follow -

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)	June 30, 2003	December 31, 2002
	(rounded)	(rounded)
Cash	$507,000	$1,024,000
Accounts receivable—net	11,720,000	10,864,000
Inventories	21,299,000	19,580,000
Deferred income taxes	695,000	695,000
Prepaid expenses and other	1,390,000	1,081,000

Total current assets	35,611,000	33,244,000

Property and equipment	25,554,000	24,908,000
Less: accumulated depreciation	12,289,000	11,409,000

Net property and equipment	13,265,000	13,499,000

Deferred income taxes	1,377,000	1,377,000

Goodwill, net of accumulated amortization	9,550,000	9,239,000

Other intangible assets, net of accumulated amortization	2,039,000	2,305,000

Other assets	131,000	119,000

Total assets	$61,973,000	$59,783,000

Short-term borrowings	$7,000,000	$4,500,000
Accounts payable	3,732,000	2,860,000
Accrued liabilities	3,740,000	4,363,000
Deferred income taxes	210,000	210,000
Current maturities of long-term debt	1,507,000	1,403,000

Total current liabilities	16,189,000	13,336,000
Long-term debt, less current maturities	9,577,000	11,592,000
Deferred income taxes	1,031,000	1,031,000

Total liabilities	26,797,000	25,959,000

Total shareholders' equity	35,176,000	33,824,000

Total liabilities and shareholders' equity	$61,973,000	$59,783,000

P & F INDUSTRIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS
OF OPERATIONS (Unaudited)

	3 Months Ended		6 Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
	(rounded)	(rounded)	(rounded)	(rounded)
Revenues	$21,738,000	$18,666,000	$41,220,000	$35,763,000

Costs and expenses
Cost of sales	14,599,000	12,520,000	28,079,000	24,525,000
Selling, administrative and general	5,188,000	4,425,000	10,059,000	8,514,000
Interest—net	196,000	163,000	383,000	264,000

	19,983,000	17,108,000	38,521,000	33,303,000

Income before taxes on income and cumulative effect of change in accounting principle	1,755,000	1,558,000	2,699,000	2,460,000
Taxes on income	742,000	599,000	1,140,000	947,000

Income before cumulative effect of change in accounting principle	1,013,000	959,000	1,559,000	1,513,000
Cumulative effect of change in accounting principle	—	—	—	(3,239,000)

Net income (loss)	$1,013,000	$959,000	$1,559,000	($1,726,000)

P & F INDUSTRIES, INC. AND SUBSIDIARIES

EARNINGS (LOSS) PER SHARE
(Unaudited)

	3 Months Ended		6 Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
	(rounded)	(rounded)	(rounded)	(rounded)
Weighted average common shares outstanding
Basic	3,506,000	3,505,000	3,506,000	3,508,000
Diluted	3,579,000	3,582,000	3,577,000	3,584,000
Net income (loss) per Class A Common Share
Basic
Income before cumulative effect of change in accounting principle	$.29	$.27	$.44	$.43
Cumulative effect of change in accounting principle	$—	$—	$—	($.92)

Net income (loss)	$.29	$.27	$.44	($.49)

Diluted
Income before cumulative effect of change in accounting principle	$.28	$.27	$.44	$.42
Cumulative effect of change in accounting principle	$—	$—	$—	($.90)

Net income (loss)	$.28	$.27	$.44	($.48)

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P&F INDUSTRIES REPORTS SECOND QUARTER RESULTS
Tables to Follow
P & F INDUSTRIES, INC. AND SUBSIDIARIES
P & F INDUSTRIES, INC. AND SUBSIDIARIES EARNINGS (LOSS) PER SHARE (Unaudited)